    As filed with the Securities and Exchange Commission on January 15, 1998
                                                     Registration No. 333-43221


================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C 20549
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             SPACEHAB, INCORPORATED
             (Exact name of registrant as specified in its charter)

          Washington
(State or other jurisdiction of                        91-1273737
 incorporation or organization)          (I.R.S. Employer Identification No.)


                        1595 Spring Hill Road, Suite 360
                             Vienna, Virginia 22182
                                 (703) 821-3000
       (Address, including zip code, and telephone number, including area code of registrant's principle executive offices)

                                   ----------

             Margaret E. Grayson                               Copy to:
           SPACEHAB, Incorporated                      Frank E. Morgan II, Esq.
      1595 Spring Hill Road, Suite 360                  Dewey Ballantine LLP
           Vienna, Virginia 22182                    1301 Avenue of the Americas
               (703) 821-3000                              New York, New York
(Name, address, including zip code, and telephone          (212) 259-8000
number, including area code, of agent for service)

       Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



      THE REGISTRANT HEREBY AMENDS THIS REGISTATION STATEMENT ON SUCH DATE OR DATE AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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PROSPECTUS

                             SPACEHAB, INCORPORATED

   $63,250,000 Principal Amount of 8% Convertible Subordinated Notes due 2007

                        4,642,202 Shares of Common Stock

                                   ----------

      This Prospectus relates to the public offer and sale of $63,250,000 aggregate principal amount of 8% Convertible Subordinated Notes due 2007 (the "Notes") of SPACEHAB, Incorporated, a Washington corporation (the "Company"), issued to the initial purchasers of the Notes (the "Initial Purchasers") in a private placement consummated in October 1997 (the "Debt Offering") and the sale of 4,642,202 shares of Common Stock, no par value er share (the "Common Stock") of the Company plus such additional indeterminate number of shares of Common Stock, as may become issuable upon conversion of the Notes by means of adjustment in the conversion price. The Notes and such shares of Common Stock issued upon conversion of the Notes may be offered from time to time for the accounts of holders of Notes named herein or in supplements to this Prospectus (the "Selling Securityholders"). See "Plan of Distribution." Information concerning the Selling Securityholders may change from time to time and will be set forth in supplements to this Prospectus.


      The Notes are convertible, at any time at or before maturity, unless previously redeemed, into shares of Common Stock, at a conversion price of $13.625 per share, subject to adjustment in certain events. The Common Stock of the Company is traded on the Nasdaq's National Market under the symbol "SPAB." On January 12, 1998, the closing price of the Common Stock as reported by Nasdaq was $10 per share.


      The Notes do not provide for a sinking fund. The Notes are not redeemable by the Company prior to October 20, 2000. Thereafter, the Notes are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth in this Prospectus, plus accrued interest. Upon a Change of Control (as defined herein), each holder of Notes may elect to require the Company to repurchase such holder's Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued interest through the date of repurchase. See "Description of Notes --Certain Rights to Require Repurchase of Notes."

      The Notes are general unsecured obligations of the Company and are subordinate to all present and future Senior Indebtedness (as defined herein) of the Company. The Indenture will not restrict the Company's ability to incur Senior Indebtedness or the Company's subsidiary's ability to incur additional indebtedness. See "Description of Notes -- Subordination."

      The Notes have been designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. For a description of certain income tax consequences to holders of the Notes, see "Certain United States Federal Income Tax Consequences." All of the Notes were issued initially pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by
Section 4(2) thereof and to the Company's knowledge, were transferred to the Selling Securityholders pursuant to Rule 144A or Regulation S under the Securities Act. Notes resold pursuant to the Registration Statement (of which this Prospectus is a part) will no longer be eligible for trading in the PORTAL Market.

      The Selling Securityholders, acting as principals for their own account, directly, through agents designated from time to time, or through brokers, dealers, agents or underwriters also to be designated, may sell all or a portion of the Notes or shares of Common Stock which may be offered hereby by them from time to time on terms to be determined at the time of sale. The aggregate proceeds to the Selling Securityholders from the sale of Notes and Common Stock will be the purchase price of such Notes or Common Stock less commissions, if any. For information concerning indemnification agreements between the Company and the Selling Securityholders, see "Plan of Distribution."

      The Company will not receive any of the proceeds from the sales of the Notes or the shares of Common Stock by the Selling Securityholders. The Selling Securityholders may be deemed to be "underwriters" under the Securities Act. If any broker-dealers are used by the Selling Securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any Notes or shares of Common Stock as principals, any profits received by such broker-dealers on the resale of the Notes or shares of Common Stock may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders may be deemed to be underwriting commissions.

      See "Risk Factors" beginning at page 3 herein for certain information that should be considered by prospective investors.

                                   ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is January 15, 1998

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company hereby incorporates in this Prospectus by reference the following documents heretofore filed with the Commission pursuant to the Exchange Act: (i) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (filed November 6, 1997); and (iii) the Company's Current Report on Form 8-K, dated October 21, 1997 (filed October 30,
1997). All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the respective dates of the filing of such documents.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

      The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents or herein. Requests for such copies should be directed to Investor Relations, SPACEHAB, Incorporated, 1595 Spring Hill Road, Suite 360, Vienna, Virginia 22182: Telephone (703) 821-3000.

                                   THE COMPANY

      SPACEHAB is the first company to commercially develop, own and operate pressurized habitable modules ("SPACEHAB Modules") that provide space-based laboratory research facilities and cargo services aboard the U.S. Space Shuttle system (the "Space Shuttle"). In February 1997, SPACEHAB diversified its business with the acquisition of Astrotech, the leading provider of commercial satellite payload processing facilities and related services in the United States. The Company's activities are now focused on both the human space flight and satellite launch industries. Within each of these industries, SPACEHAB targets two markets: microgravity and life sciences research and space support services.

      SPACEHAB currently owns and operates three pressurized flight-rated modules which significantly enhance the capabilities of the Space Shuttle fleet. Two of the three SPACEHAB Modules can be configured to fly separately either as a single science module optimized for microgravity and life sciences research and experiments (a "Science Single Module") or as a single logistics module optimized to transport water, food, oxygen, equipment and other supplies (a "Logistics Single Module," and collectively, the "Single Modules"). The third module is dedicated to logistics transport and can only be flown in combination with either of the Single Modules to form a double module (the "Logistics Double Module"). The Company is currently developing and manufacturing a fourth module dedicated to scientific research which is intended to be flown with either of the Single Modules to form a double module dedicated to scientific research (the "Science Double Module"). The Science Double Module is expected to be available in late 1999. In addition to its modules, SPACEHAB also provides a full range of pre-and


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post-flight experiment and payload processing services and in-flight operations support to assist astronauts and researchers in space and on the ground in connection with the performance of experiments and logistics services aboard SPACEHAB Modules.

      A Single Module, when installed in the cargo bay of the Space Shuttle, more than doubles the working and living space available to astronauts for research, experimentation, habitation and stowage. SPACEHAB provides excellent flexibility in meeting customer requirements for both science and logistics missions in that all versions of SPACEHAB Modules can accommodate a combination of lockers, racks and soft storage arrangements to carry experiments and supplies. In addition, SPACEHAB's efficient and innovative payload processing procedures enable it to accommodate last-minute changes in customer requirements as well as late-stage loading of SPACEHAB Modules into the Space Shuttle cargo bay.

      The Company's Astrotech subsidiary provides launch site preparation of flight-ready satellites to major U.S. space launch companies and satellite manufacturers, including The Boeing Company ("Boeing"), Lockheed Martin Corporation ("Lockheed Martin") and Motorola Corporation ("Motorola"). Since Astrotech began operations in 1984, all commercial satellites launched from the primary U.S. launch site near the Kennedy Space Center have been processed using Astrotech's facilities.

      SPACEHAB was incorporated in the State of Washington on August 22, 1984. The Company's principal executive offices are located at 1595 Spring Hill Road, Suite 360, Vienna, Virginia 22182. Its telephone number is (703) 821-3000.

      Prospective investors are cautioned that the statements included and incorporated by reference in this Prospectus that are not descriptions of historical facts may be forward-looking statements. Such statements reflect management's current views, are based on many assumptions and are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to those described under the caption "Risk Factors."

                                  RISK FACTORS

    Prospective purchasers of the Notes or shares of Common Stock offered hereby should consider carefully the following risk factors, in addition to the other information set forth in this Prospectus, before purchasing any of the Notes or shares of Common Stock.

Dependence on the Continued Operation of the Space Shuttle

      SPACEHAB Modules have been specifically designed to enhance the capabilities of the Space Shuttle and, therefore, the Company's business is highly dependent on the availability of the Space Shuttle fleet. From January 1986 to September 1988, all missions aboard the Space Shuttle were suspended pending the redesign of certain of its subcomponents which had caused the loss of the Space Shuttle Challenger. In addition, the Space Shuttle fleet was temporarily grounded in 1990 as a result of a hydrogen leak from its main engine system and again during July through August 1995 to implement a design change to prevent future hot-gas damage to the Space Shuttle's O-ring seal in the nozzle of its solid-fuel boosters. No assurances can be made that the Space Shuttle will not be grounded, that future missions of the Space Shuttle will not be delayed, that NASA will launch the number of Space Shuttle missions currently scheduled or that NASA will continue the use of the Space Shuttle. There are four Space Shuttles in operation, of which three are currently capable of docking with Mir. NASA has not budgeted for the construction of additional Space Shuttles. Failure to have access to the Space Shuttle, either through technical difficulties affecting the entire fleet or the loss of an individual Space Shuttle, would have a material adverse effect on the Company's financial condition and results of operations.


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Dependence on NASA as a Customer and for Microgravity Research Funding

      Approximately 88% of the Company's fiscal year 1997 revenue was generated from two NASA contracts. While the acquisition of Astrotech and the introduction of new customers present additional revenue sources, the Company anticipates that revenue from NASA will continue to account for a significant amount of the Company's revenue over the next several years. There are no assurances, however, that NASA will require the Company's module services in the future. Therefore, the Company's failure to execute new contracts with NASA would have a material adverse effect on the Company's financial condition and results of operations.

      In addition, NASA presently offers, and has offered in the past, flight opportunities aboard the Space Shuttle to researchers in exchange for their contributions of experiment hardware and research support. Such researchers are not required to pay Space Shuttle transportation charges, and therefore NASA-sponsored microgravity programs have become the most economical means for U.S. nongovernmental organizations to obtain access to a microgravity research environment. In fiscal year 1997, SPACEHAB provided hardware, integration and operations for microgravity experiments to NASDA and ESA aboard the Logistics Double Module on the Space Shuttle mission flown in May 1997 (the "NASDA/ESA Contract") and provided a locker to ESA during fiscal year 1993. There can be no assurance that the Company will be able to enter into additional contracts with other governments or private entities for the use of lockers aboard SPACEHAB Modules.

      Should authorized funding for NASA-sponsored microgravity programs be reduced or eliminated, the demand for conducting experiments aboard the Space Shuttle also could be reduced or eliminated. As SPACEHAB Modules are specifically designed for use aboard the Space Shuttle, a decrease in or elimination of the demand to conduct microgravity experiments aboard the Space Shuttle would have a material adverse effect on the Company's financial condition and results of operations.

Dependence on Congressional Appropriations

      The Company's financial performance is substantially dependent on the revenue generated from its contracts with NASA which, similar to contracts with other agencies of the U.S. government, may be terminated by NASA at any time "for convenience." Failure to receive sufficient funds from the U.S. Congress ("Congress") or a withdrawal by Congress of prior appropriations would permit NASA to terminate its contracts with SPACEHAB "for convenience." Congress usually appropriates funds for a given program on a fiscal year basis even though contract performance may take more than one year. Therefore, no assurances can be made that Congress will continue to fund NASA at levels which will permit Space Shuttle missions to continue on their current schedules or that Congress will appropriate the funds necessary for NASA to fulfill its obligations under its contracts with the Company. Any substantial reduction in congressional funding for Space Shuttle missions or annual appropriations to NASA to fulfill, among other things, NASA's contracts with the Company or the U.S. commitment to the International Space Station would have a material adverse effect on the Company's financial condition and results of operations.

Dependence on International Participation in the Space Program

      The Company's future financial performance is substantially dependent upon the revenue generated by a contract to fly certain missions to Mir (the "Mir Contract"). Recently, Mir has experienced a fire, a docking collision, computer malfunctions and other problems that have led to concerns about its continuing viability. In the event the Russian government is unable to operate or continue to fund the operations of Mir during the term of the Mir Contract, or if NASA were to decide not to continue to support Mir with any further Space Shuttle flights for operational, budgetary, or other reasons, NASA could terminate the Mir Contract, which would have a material adverse effect on the Company's financial condition and results of operations.

      The development and construction of the International Space Station are being funded by a consortium of countries, including Japan, Russia, Canada and certain European countries, in addition to the United States. Certain of these projects are behind schedule and over budget, which is expected to negatively affect the Company's revenue, net income and cash flows from operations for fiscal year 1998. The failure of the governments of these countries to fund their commitment to the International Space Station or the postponement or abandonment of the


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International Space Station's development or construction could have a material adverse effect on the Company's future financial performance.

Competition

      The U.S. government, the governments of other countries, and private companies participate in the highly competitive space industry often as both suppliers and end-users of space services. The Company's long-term strategy for growth is to provide research, logistics, infrastructure and payload processing services to NASA and others during the International Space Station era. This strategy could require the Company to compete with commercial companies such as Boeing, Lockheed Martin and other large aerospace companies, many of which have existing NASA support contracts, substantially greater financial resources and manufacturing capabilities, more established and larger marketing and sales organizations, and larger technical staffs than the Company.

      The main competitor to the SPACEHAB Modules in the microgravity research field is the NASA owned and operated Spacelab system ("Spacelab"). While the Company believes that its SPACEHAB Modules offer significant advantages compared to Spacelab, non-economic concerns could outweigh the justifications for using SPACEHAB Modules on certain Space Shuttle missions.

       Under a treaty between the United States and Italian governments concluded in 1991, the Italian government agreed to provide two Mini-Pressurized Logistics Modules ("MPLMs") to NASA for use in the construction and operation of the International Space Station. The MPLMs will be capable of carrying pressurized logistics and other payloads in the cargo bay of the Space Shuttle to and from the International Space Station. The Company believes that the MPLMs will be its most direct competitor for pressurized logistics resupply to the International Space Station. Russia also operates Progress unmanned, expendable logistics resupply vehicles, which the Russians presently plan to use to fulfill part of the logistics requirements for their cosmonauts working on the International Space Station. Japan and certain European countries are also currently working on their own expendable, automated docking modules for logistics resupply missions. Successful implementation of any of the foregoing logistics programs could reduce demand for SPACEHAB Modules, which would have a material adverse effect on the Company's future financial performance.

      The primary contractor in the market for civil ground operations and payload processing services is Boeing. In addition to performing as the Company's subcontractor for processing payloads for SPACEHAB Modules, Boeing also performs physical and analytical integration tasks on the Spacelab and Space Shuttle payload processing programs under NASA's supervision. Prior to its acquisition by Boeing, McDonnell Douglas Corporation ("McDonnell Douglas") was the Company's payload processing subcontractor. It is not possible to predict what changes, if any, in the Company's relationship with Boeing will result from the acquisition of McDonnell Douglas by Boeing. In addition, there are several other Space Shuttle payload processing contractors currently performing flight and ground operations work for NASA, including Lockheed Martin, Teledyne, Inc. ("Teledyne") and United Space Alliance, all of which are larger and have greater resources than SPACEHAB in Space Shuttle payload processing. In June 1997, the Company and United Space Alliance signed an agreement to develop commercial markets for Space Shuttle and future International Space Station utilization support. Even though it has formed a cooperative relationship with United Space Alliance, the Company believes that the privatization of Space Shuttle operations will result in intense competitive pressure among contractors to retain their current contracts and/or capture new Space Shuttle payload processing work from other contractors. To the extent that these contractors are able to retain or enlarge their roles in Space Shuttle payload processing operations, the ability of SPACEHAB to successfully compete for a share in this market could be impeded, which could have a material adverse effect on the Company's future financial performance.

      At present, Astrotech's competition in the United States is limited to the California (Vandenberg) launch site, where a competing company called California Commercial Spaceport, Inc. ("CCSI") is located. CCSI does not have payload processing facilities in Florida, where the majority of U.S.
commercial satellite launches occur.

Risk of Fixed Price Contracts

      The Mir Contract requires the Company to provide certain services to NASA for a fixed price, regardless of the cost to the Company of providing such services. The Company has subcontracted with Boeing on a cost-plus


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incentive fee basis to provide integration and operation services under the Mir
Contract. Under such subcontract, the Company is required to pay for Boeing's actual allowable costs incurred in providing the services plus an incentive fee. As the integration and operation expense related to each mission can vary, the Company could experience cost overruns associated with fulfilling its obligations under the Mir Contract. If the costs of providing the services to NASA exceed the fixed price established under the Mir Contract, the Company's financial condition and results of operations would be adversely affected.

Dependence on Relationships with Subcontractors

      The Company depends significantly on other companies for the development and manufacture of SPACEHAB Modules and the related services that are material to the Company's business. Specifically, Boeing is the Company's principal subcontractor and performs the integration and operations work required on each SPACEHAB Module before its use aboard the Space Shuttle. Prior to its acquisition by Boeing, McDonnell Douglas subcontracted with Alenia Spazio for the construction of the structural shell for the Science Double Module. Failure of these or other companies to comply with the terms of their agreements and satisfy supply and development obligations would have a material adverse effect on the Company's financial condition and results of operations.

Risk of Asset Write-Offs

      The Company has in the past, and expects to continue in the future, to fund development of certain projects prior to being awarded a contract for such projects. No assurances can be made that any funds the Company may spend in the future in connection with the development of new products will lead to the award of a contract or that any such contract will be awarded on terms that are economically favorable to the Company. In addition, the Company depreciates space hardware, and intends to depreciate the Logistics Double Module hardware and other future capital assets over a period that approximates the useful life of the Space Shuttles, currently estimated to be 15 years. The Company's payload processing facilities are depreciated using the straight-line method over their estimated useful lives which range from 16 to 30 years. In the event the Company is not awarded additional contracts for the use of the SPACEHAB Modules, future products or services, or for payload processing services, the Company could be required to write-off the remaining value of SPACEHAB Modules, other current or future capital assets, and/or costs of prepaid services performed, which could have a material adverse effect on the Company's financial condition and results of operations.

Fluctuating Operating Results

      The Company's results of operations may fluctuate significantly from quarter to quarter as a result of the timing of Space Shuttle missions which carry SPACEHAB Modules, the number and types of missions flown, the method of revenue recognition under the Company's contracts and other factors. The Company recognizes revenue under the Mir Contract upon the completion of each flight, although costs for a mission can be incurred up to 18 months prior to launch. Certain obligations under this contract, including contract-related engineering, research and development and selling, general and administrative expenses, are recorded in the periods in which they are incurred. The obligations associated with each mission under the Mir Contract, including related integration services, are deferred and expensed at the time revenue is recorded. Accordingly, under this contract the Company may report routine operating losses in quarters in which no Space Shuttle flights are completed. For new contract awards for which the capability to successfully complete the contract can be demonstrated at contract inception, revenue recognition under the percentage-of-completion method is being reported based on costs incurred over the period of the contract. The Company anticipates that this revenue recognition policy will reduce significantly the quarterly fluctuations after completion of the Mir Contract in fiscal year 1998. However, because the number of Space Shuttle flights that use SPACEHAB Modules varies from quarter to quarter, the Company expects that its quarterly results will continue to fluctuate through at least 1998. Fluctuations in the Company's operating results may significantly affect the market price of the Common Stock.

      Although the Company achieved profitability in fiscal years 1993 through 1997, there can be no assurance that the Company will consistently be profitable and, as such, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.


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

Technological Risks

      The Company's growth and future financial performance depend in part upon its ability to anticipate technological advances and customer requirements. There can be no assurance that the Company will be able to achieve the technological advances that may be necessary for it to remain competitive. Failure by the Company to anticipate or respond adequately to changes in technology and NASA requirements, or delays in additional product development or introduction, could have a material adverse effect on the Company's business and financial performance.

Limited Insurance

      Although the SPACEHAB Modules are insured at all times, the amount of insurance carried by the Company to cover SPACEHAB Modules during launch and flight of the Space Shuttle is significantly less than the replacement value of a SPACEHAB Module. In the event of a loss, the procurement period for long lead-time items required to construct a SPACEHAB Module could be as much as 16 months. Most of the Company's revenues for the foreseeable future are expected to be generated from the provision of SPACEHAB Modules and related activities. Although the Company owns multiple modules, any loss of or damage to a SPACEHAB Module above its insured amount or the delay caused by the construction time for a replacement SPACEHAB Module could have a material adverse effect on the Company's financial condition and results of operations. The Company does not maintain business interruption insurance. There can be no assurance that appropriate and affordable insurance will be available to the Company as its needs change and evolve in the future.

Dependence on Key Management and Employees

      The Company is dependent on the personal efforts and abilities of its senior management and its success will also depend on its ability to attract and retain additional qualified employees. Failure to attract personnel sufficiently qualified to execute the Company's strategy, or to retain existing key personnel, could have a material adverse effect on the Company's business.

Increased Leverage

      The level of the Company's and Astrotech's outstanding indebtedness will have several important consequences for the Company's future operations, including the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of interest on, and principal of, its indebtedness; (ii) the covenants contained in the credit facilities impose certain restrictions on the Company that, among other things, require it to meet certain financial ratios and limit the ability of the Company to incur additional indebtedness; (iii) the Company's ability to obtain additional financing in the future for capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; and (iv) the Company's ability to withstand competitive pressures, adverse economic conditions and adverse changes in governmental regulations and to make acquisitions or otherwise take advantage of significant business opportunities that may arise could be negatively impacted. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be subject to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required to refinance all or a portion of such debt, including the Notes, or to obtain additional financing. However, there can be no assurance that new financing will be available on favorable terms, if at all.

Subordination

      The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness and effectively subordinated in right of payment to the prior payment in full of all indebtedness of the Company's subsidiaries. Senior Indebtedness is defined in the Indenture to include all indebtedness for money borrowed, other than indebtedness that is expressly junior in right of payment to the Notes or ranks pari passu in right of payment to the Notes. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness or indebtedness of any subsidiary, which the Company or any subsidiary can create, incur, assume or guarantee.

      Upon any distribution of assets of the Company pursuant to any insolvency, bankruptcy, dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on the Notes will be subordinated to the extent provided in the Indenture to the prior payment in full of all Senior Indebtedness. In addition, the Company may not repurchase any Notes in certain circumstances involving a Change of Control if at such time the subordination provision of the Indenture would prohibit the Company from making payments of principal in respect of the Notes. The failure to repurchase the Notes when required would result in an Event of Default (as defined herein) under the Indenture and would constitute a default under the terms of other indebtedness of the Company. See "Description of Notes."

Limitation on Repurchase of Notes Upon Change of Control

      In the event of a Change in Control, each Holder of Notes will have the right, at the Holder's option, to require the Company to repurchase all or any part of such Holder's Notes. There can be no assurance the Company would have sufficient financial resources or would be able to arrange financing to pay the repurchase price. The Company's ability to repurchase the Notes in such event may be limited by law, the Indenture and the terms of other agreements relating to borrowing that constitute Senior Indebtedness, as such indebtedness or agreements may be entered into, replaced, supplemented or amended at any time or from time to time. The Company may be required to refinance Senior Indebtedness in order to make any such payment. The Company may not have the financial ability to repurchase the Notes in the event payment of Senior Indebtedness is accelerated. The term "Change of Control" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company or result in a downgrade of the credit rating of the Notes, nor would the requirement that the Company offer to repurchase the Notes upon a Change of Control necessarily afford holders of the Notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving the Company. See "Description of Notes--Certain Rights to Require Purchase of Notes."

Control by Management and Anti-takeover Considerations

      The Company's executive officers and directors and their respective affiliates may, as a practical matter, have sufficient voting power to elect a majority of the board of directors of the Company (the "Board of Directors"), exercise control over the business, policies and affairs of the Company, and, in general, determine the outcome of any corporate transaction or other matters submitted to the stockholders for approval, such as any amendment to the amended and restated articles of incorporation of the Company (the "Articles of Incorporation"), any merger, consolidation, sale of all or substantially all of the Company's assets, or "going private" transactions, and prevent or cause a change in control of the Company, all of which may adversely affect the market price of the Common Stock. In addition, Boeing, Alenia Spazio and Mitsubishi are stockholders of SPACEHAB that also provide various services to the Company. Therefore, the interests of these stockholders with respect to business decisions involving them may conflict with the interests of the Company.

      Certain provisions of the Articles of Incorporation, the Company's amended and restated bylaws (the "Bylaws") and the Washington Business Corporation Act (the "Washington Business Act") may delay, discourage or prevent a change in control of the Company. Such provisions may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price and the voting and other rights of the holders of the Common Stock. In addition, the Board of Directors has the authority without action by the Company's shareholders to fix the rights, privileges and preferences of and to issue shares of the Company's preferred stock, no par value per share (the "Preferred Stock"), which may have the effect of delaying, deterring or preventing a change in control of the Company. The Bylaws also impose various procedural and other requirements that could make it more difficult for shareholders to effect certain corporate actions. See "Description of Capital Stock--Articles of Incorporation and Bylaws."

Absence of Dividends

      The Company has never declared or paid any dividends on the Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. In addition, the Revolving Credit Agreement and the Term Loan Agreement restrict the ability of the Company to pay dividends.

Shares Eligible for Future Sale

      Sale of a substantial number of shares of the Company's Common Stock in the public market could adversely affect the market price of the Common Stock. Substantially all shares of Common Stock are eligible for sale subject, in certain instances, to the resale limitations of Rule 144 promulgated under the Securities Act. See "Plan of Distribution."

Absence of Public Market for the Notes

      There is no existing public market for the Notes and there can be no assurance as to the liquidity of any market that may develop for the Notes, the ability of the holders to sell their Notes or the price at which holders of the Notes may be able to sell their Notes. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities. The Notes have been designated for trading in the PORTAL Market; however, the Company does not intend to apply for listing of the Notes on any securities exchange. Notes resold pursuant to this Registration Statement will no longer be eligible for trading in the PORTAL Market.

                                 USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of the Notes or the shares of Common Stock offered hereby.

                       RATIO OF EARNINGS TO FIXED CHARGES

      The Company's ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                                Three months
   Year Ended September 30,    Nine Months     Year ended   ended September 30,
   ------------------------   ended June 30,    June 30,    -------------------
    1993     1994     1995       1996 (1)         1997         1996      1997
    ----     ----     ----       ----             ----         ----      ----
    1.07x    2.96x    10.30x     21.30x          10.07x        -- (2)     -- (2)

      (1) Effective October 1, 1995, the Company changed its fiscal year end to June 30 beginning with fiscal year 1996.

      (2) For the three-month periods ended September 30, 1997 and 1996, the deficiency of earnings to cover fixed charges is $5,997,000 and $7,074,000, respectively.

      For purposes of computing the ratio of earnings to fixed charges, "earnings" includes pre-tax income adjusted for fixed charges. "Fixed charges" consists of interest (expensed and capitalized), amortization of debt issuance costs and the estimated interest component of rental expense (deemed to be one-third).

                                CAPITALIZATION

      The following table sets forth the actual cash and cash equivalents and capitalization of the Company as of September 30, 1997 and as adjusted to give effect to the Debt Offering and the application of the net proceeds therefrom. This table should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto incorporated by reference herein.

                                                                 As of September
                                                                    30, 1997
                                                             ---------------------
                                                                            As
                                                                Actual   Adjusted
                                                             ---------   ---------
                                                                 (in thousands)
Cash and cash equivalents .................................  $  18,469   $  78,056
                                                             =========   =========
Indebtedness:

  Loan payable under credit agreement (1) .................  $   1,500   $   1,500
  Notes payable to shareholder (2) ........................     11,568      11,568
  Term Loan Agreement .....................................     14,199      14,119
  8% Convertible Subordinated Notes due 2007 ..............         --      63,250
                                                             ---------   ---------
   Total Indebtedness .....................................  $  27,187   $  90,437

Stockholders' equity:
  Common Stock, no par value, 30,000,000 shares authorized,
  11,149,737 shares issued and outstanding (3) ............     81,081      81,081
  Additional paid-in capital ..............................         16          16
  Retained earnings (deficit) .............................       (106)       (106)
                                                             ---------   ---------
   Total stockholders' equity .............................     80,991      80,991
                                                             ---------   ---------

     Total capitalization .................................  $ 108,178   $ 171,428
                                                             =========   =========

----------
(1) Represents payments due under the Amended and Restated Credit Agreement due in installments of $500,000 on August 1, 1998, and $333,333 on each of August 1, 1999, 2000 and 2001.

(2) As partial compensation to Alenia Spazio for the construction of the Single Modules, the Company issued subordinated notes to Alenia Spazio (the "Alenia Notes"). The Alenia Notes bear interest at 12% per annum. No amount of principal or interest on the Alenia Notes is due until all amounts under the Amended and Restated Credit Agreement are repaid, the maturity of which is August 1, 2001.

(3) Excludes: (i) 1,927,455 shares of Common Stock issuable upon exercise of options and warrants outstanding as of September 30, 1997 with a weighted average exercise price of $9.42 per share; (ii) 200,000 shares of Common Stock reserved for issuance under the Company's stock option plan for Directors; and (iii) 4,642,202 additional shares of Common Stock reserved for issuance upon conversion of the Notes.

                              DESCRIPTION OF NOTES

      The Notes were issued under an Indenture dated as of October 15, 1997 (the "Indenture"), between the Company and First Union National Bank, as trustee (the "Trustee"). The following is a summary of the material provisions of the Indenture. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (including provisions made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended). Whenever particular Sections or defined terms of the Indenture are referred to, such Sections or defined terms are incorporated in their entirety herein by reference.

General

      The Notes are unsecured, subordinated obligations of the Company, are limited to an aggregate principal amount of $63,250,000, and will mature on October 15, 2007. The Notes bear interest at the rate of 8% per annum from the date of original issuance thereof, or from the most recent Interest Payment Date on which interest has been paid or provided for, payable semi-annually on April 15 and October 15 of each year, commencing April 15, 1998, to each Person in whose name a Note is registered (a "Holder") at the close of business on the preceding April 1 or October 1 (whether or not a Business Day), as the case may be.

      Principal of and premium, if any, and interest on the Notes is payable, and the transfer of the Notes is registrable, at the office or the agency maintained by the Company in the City of New York or Richmond, Virginia. In addition, payment of interest may, at the option of the Company, be made by check mailed to the address of the person entitled thereto as it appears in the note register or by wire transfer to Holders of at least $2,000,000 aggregate principal amount of the Notes. Interest is computed on the basis of a 360-day year of twelve 30-day months.

      The Notes are issued only in fully registered form, without coupons, in denominations of $1,000 and any multiple thereof. No service charge is made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Book-Entry, Delivery and Form

      The Notes sold were issued in the form of a single Global Note except as described below. The Global Note was deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the Global Note directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

      Notes that were (i) originally issued to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities
Act) that are not Qualified Institutional Buyers or (ii) issued as described below under "--Certificated Notes" were issued in definitive form. Upon the transfer of a Note in definitive form, such Note will, unless the Global Note has previously been exchanged for Notes in definitive form, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

      The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

      The Depositary has agreed to credit, on its book-entry registration and transfer system, the principal amount of the Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the Initial Purchasers of such Notes. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

      So long as the Depositary, or its nominee, is the registered holder and owner of the Global Note, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Notes for all purposes of such Notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under the Global Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depositary, as the holder of the Global Note, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      Payment of principal of and premium, if any, and interest on Notes represented by the Global Note registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Note.

      The Company expects that the Depositary or its nominee, upon receipt of any payment of principal of or premium, if any, or interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

      Unless and until it is exchanged in whole or in part for certificated Notes in definitive form, the Global Note may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary to another nominee of such Depositary.

      Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

      The Notes represented by the Global Note are exchangeable for certificated Notes in definitive form of like tenor as such Notes in denominations of $1,000 and integral multiples thereof if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Note or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its discretion at any time determines not to have all of the Notes represented by the Global Note or (iii) a default entitling the holders of the Notes to accelerate the maturity thereof has occurred and is continuing. Any Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depositary or its nominee. In addition, such certificates will bear the legend referred to under "Transfer Restrictions" (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such Notes, to the provisions of such legend.

Conversion Rights

      The Notes are convertible, in whole or in part, into Common Stock at the option of the Holder at any time following the date of original issuance thereof and prior to the close of business on the Business Day immediately preceding the maturity date, unless previously redeemed, initially at the conversion price of $13.625 per share. The right to convert the Notes called for redemption will terminate at the close of business on the Business Day immediately preceding the Redemption Date unless the Company defaults in making the payment due on the Redemption Date. For information as to notices of redemption, see "--Optional Redemption."

      If the Company, by means of dividend or otherwise, declares or makes a distribution in respect of its Common Stock referred to in clause (iv) or (v) below, the Holder of each Note, upon the conversion thereof subsequent to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution and prior to the effectiveness of the conversion price adjustment in respect of such distribution pursuant to clause
(iv) or (v) below, will be entitled to receive for each share of Common Stock into which such Note is converted, the portion of the evidences of indebtedness, shares of capital stock, cash and other property so distributed applicable to one share of Common Stock; provided, however, that the Company may, with respect to all Holders so converting, in lieu of distributing any portion of such distribution not consisting of cash or securities of the Company, pay such Holder cash equal to the fair market value thereof. (Section 13.01)

      The conversion price will be subject to adjustment upon the occurrence of certain events, including: (i) the payment of dividends (and other distributions) of Common Stock on any class of capital stock of the Company;
(ii) the issuance to all holders of Common Stock of rights, warrants or options entitling them to subscribe for or purchase Common Stock at less than the current market price (as defined) thereof; (iii) subdivisions and combinations of Common Stock; (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, securities, cash or property (excluding any rights, warrants or options referred to in clause (ii) above and any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in clause (i) above); (v) distributions consisting exclusively of cash to all holders of Common Stock in an aggregate amount that, together with (A) other all-cash distributions made within the preceding 12 months and (B) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by the Company or a Subsidiary for the Common Stock concluded within the preceding 12 months, exceeds 12.5% of the Company's aggregate market capitalization (such aggregate market capitalization being the product of the current market price (as defined) of the Common Stock multiplied by the number of shares of Common Stock then outstanding) on the date of such distribution; and (vi) the successful completion of a tender or exchange offer made by the Company or any Subsidiary for the Common Stock which involves an aggregate consideration that, together with (X) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by the Company or a Subsidiary for the Common Stock concluded within the preceding 12 months and (Y) the aggregate amount of any all-cash distributions to all holders of the Company's Common Stock made within the preceding 12 months, exceeds 12.5% of the Company's aggregate market capitalization on the expiration of such tender or exchange offer. No adjustment of the conversion price will be required to be made until cumulative adjustments amount to 1% or more of the conversion price as last adjusted. (Section 13.04)

      In the event that the Company distributes rights or warrants (other than those referred to in clause (ii) of the preceding paragraph) pro rata to holders of Common Stock, so long as any such rights or warrants have not expired or been redeemed by the Company, the Holder of any Note surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of Common Stock issuable upon such conversion (the "Conversion

Shares"), a number of rights or warrants to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the "Distribution Date"), the same number of rights or warrants to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled to at the time of such conversion in accordance with the terms and provisions of and applicable to the rights or warrants, and
(ii) if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Common Stock into which such Note was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date in accordance with the terms and provisions of and applicable to the rights or warrants. The conversion price of the Notes will not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants. (Section 13.04)

      In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, each Note then outstanding would, without the consent of any Holders of Notes, become convertible only into the kind and amount of securities, cash and other property receivable upon the transaction by a holder of the number of shares of Common Stock which would have been received by a Holder immediately prior to such transaction if such Holder had converted its Note. (Section 13.11)

      Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the market price. (Section 13.03)

      Except as described in this paragraph, no Holder of Notes will be entitled, upon conversion thereof, to any actual payment or adjustment on account of accrued and unpaid interest (although such accrued and unpaid interest will be deemed paid by the appropriate portion of the Common Stock received by the holders upon such conversion) or on account of dividends on shares of Common Stock issued in connection therewith. Notes surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the corresponding Interest Payment Date (except Notes called for redemption on a Redemption Date within such period between and including such Regular Record Date and such Interest Payment Date) must be accompanied by payment to the Company of an amount equal to the interest payable on such Interest Payment Date on the principal amount converted. (Section 13.02)

      If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe to capital stock) and, pursuant to the conversion price adjustment provisions of the Indenture, the conversion price of the Notes is reduced, such reduction may be deemed to be the receipt of taxable income to Holders of Notes.

      In addition, the Company may make such reductions in the conversion price as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of shares of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes or for any other reasons.

Optional Redemption

      The Notes may be redeemed at the Company's option, in whole or from time to time in part, on at least 20 and not more than 40 days' notice by mail to the registered Holders thereof, at any time on or after October 20, 2000 through October 14, 2001 at 105.3333% of the principal amount, and thereafter at the Redemption Prices (expressed as percentages of principal amount), if redeemed during the twelve-month period beginning on October 15 of the years set forth below:

Year                    Percentage
----                    ----------
2001                    104.4444%
2002                    103.5556%
2003                    102.6667%
2004                    101.7778%
2005                    100.8889%

and thereafter at 100% of the principal amount thereof, in each case together with accrued and unpaid interest to (but not including) the Redemption Date (subject to the rights of Holders of record on any Regular Record Date to receive interest due on any Interest Payment Date that is on or prior to such Redemption Date). If less than all the Notes are to be redeemed, the Trustee will select or cause to be selected the Notes by such method as it deems fair and appropriate and which may provide for selection for redemption of portions of the principal amount of any Note of a denomination larger than $1,000. (Section 2.03 and Article XI)

      No sinking fund is provided for the Notes.

Certain Rights to Require Purchase of Notes

      In the event a Change in Control occurs, each Holder will have the right, at the Holder's option, to require the Company to repurchase all or any part of such Holder's Notes on the date fixed by the Company that is not less than 30 nor more than 45 days (the "Repurchase Date") after the date the Company gives notice of the Change in Control, at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest through the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with a Paying Agent an amount of money sufficient to pay the aggregate Repurchase Price of the Notes which is to be paid on the Repurchase Date. (Section 14.01)

      The Company may not purchase any Note pursuant to the preceding paragraph at any time when the subordination provisions of the Indenture otherwise would prohibit the Company from making payments of principal in respect of the Notes. Failure by the Company to repurchase the Notes when required under the preceding paragraph will constitute an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture.

      On or before the 15th day after the Company knows or reasonably should know a Change in Control has occurred, the Company will be required to mail to all Holders of record of the Notes a notice (the "Company Notice") of the occurrence of such Change in Control, the date by which the repurchase right must be exercised, the Repurchase Price for the Notes and the procedures which the Holder must follow to exercise such right. To exercise the repurchase right, the Holder of a Note will be required to deliver, on or before the 30th day after the date of the Company Notice, written notice to the Company (or an agent designated by the Company for such purpose) of the Holder's exercise of such right, together with the certificates evidencing the Note or Notes with respect to which the right is being exercised, duly endorsed for transfer. (Section 14.02)

      The term "Beneficial Owner" shall be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the Commission under the Exchange Act or any successor provision thereto, except that a Person shall be deemed to have "beneficial ownership" of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

      A "Change in Control" shall be deemed to have occurred at such time as (a) any Person, or any Persons acting together in a manner which would constitute a "group" (a "Group") for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto, together with any Affiliates thereof, (i) become the Beneficial Owners, directly or indirectly, of capital stock of the Company, entitling such Person or Persons and its or their Affiliates to exercise more than 50% of the total voting power of all classes of the Company's capital stock entitled to vote generally in the election of the Company's directors or (ii) shall succeed in having sufficient of its or their nominees (who are not supported by a majority of the then current Board of Directors of the Company) elected to the Board of Directors of the Company such that such nominees, when added to any existing directors remaining on the Board of Directors of the Company after such election who are Affiliates of or acting in concert with such Persons, shall constitute a majority of the Board of Directors of the Company, (b) the Company shall be a party to any transaction pursuant to which the Common Stock is converted into the right to receive other securities (other than common stock), cash and/or property (or the Company, by dividend, tender or exchange offer or otherwise, distributes other securities, cash and/or property to holders of Common Stock) and the value of all such securities, cash and/or property distributed in such transaction and any other transaction effected within the 12 months preceding consummation of such transaction (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) is more than 50% of the average of the daily Closing Prices for the five consecutive Trading Days ending on the Trading Day immediately preceding the date of such transaction (or, if earlier, the Trading Day immediately preceding the "ex" date (as defined in paragraph (7) of Section
13.04 of the Indenture) for such transaction) or (c) the Company shall consolidate with or merge into any other Person or sell, convey, transfer or lease its properties and assets substantially as an entirety to any Person other than a Subsidiary, or any other Person shall consolidate with or merge into the Company (other than, in the case of this clause (c), pursuant to any consolidation or merger where Persons who are stockholders of the Company immediately prior thereto become the Beneficial Owners of shares of capital stock of the surviving company entitling such Persons to exercise more than 50% of the total voting power of all classes of such surviving company's capital stock entitled to vote generally in the election of directors).

      The effect of these provisions granting the Holders the right to require the Company to purchase the Notes upon the occurrence of a Change in Control may make it more difficult for any person or group to acquire control of the Company or to effect a business combination with the Company. Moreover, under the Indenture, the Company will not be permitted to pay principal of or interest on, or otherwise acquire the Notes (including any repurchase at the election of the Holders of Notes upon the occurrence of a Change in Control) if a payment default on Senior Indebtedness has occurred and is continuing, or in the event of the insolvency, bankruptcy, reorganization, dissolution or other winding up of the Company where Senior Indebtedness is not paid in full. The Company's ability to pay cash to Holders of Notes following the occurrence of a Change in Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

      In the event a Change in Control occurs and the Holders exercise their rights to require the Company to repurchase Notes, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 (other than Commission filing requirements if not then applicable) and 14e-1, as then in effect, with respect to any such purchase.

Registration Rights

      The Company has agreed pursuant to a registration rights agreement (the "Registration Rights Agreement") with the Initial Purchasers, for the benefit of the holders of the Notes and the Common Stock issuable upon the conversion thereof, that the Company will, at its cost, (a) as promptly as practicable, file a Registration Statement on Form S-3 (the "Shelf Registration Statement"), of which this Prospectus forms a part, covering resales of the Notes and the Common Stock issuable upon the conversion thereof pursuant to Rule 415 under the Securities Act, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act no later than 120 days after the first date of initial issuance of the Notes and (c) keep the Shelf Registration Statement effective after its effective date for as long as shall be required under Rule 144(k) under the Securities Act or any successor rule or regulation thereto. The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective, and take certain other actions as are required to permit unrestricted resales of the Notes and the Common Stock issuable upon the conversion thereof by such holders to third parties, other than through underwritten offerings. A Holder selling such securities pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to Purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such Holder (including certain indemnification obligations).

      If (i) on or prior to the 90th day after the first date of original issuance of the Notes, the Shelf Registration Statement has not been filed with the Commission; (ii) on or prior to the 120th day after the first date of original issuance of the Notes, the Shelf Registration Statement has not been declared effective by the Commission; or (iii) after the Shelf Registration Statement has been declared effective, such Shelf Registration Statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of Notes and the Common Stock issuable upon the conversion thereof in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iii), a "Registration Default"), additional interest will accrue on the Notes over and above the rate set forth in the title of the Notes, from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured, at the rate of 0.5% per annum. The Company will have no other liabilities for monetary damages with respect to its registration obligations; provided, however, that in the event the Company breaches, fails to comply with or violates certain provisions of the Registration Rights Agreement, the holders shall be entitled to, and the Company shall not oppose the granting of, equitable relief, including injunction and specific performance.

      The filing of the Registration Statement will trigger the rights of certain of the Company's stockholders to have their shares registered for resale. See "Risk Factors--Shares Eligible For Future Sale; Registration Rights."

      The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company.

Consolidation, Merger and Sale of Assets

      The Indenture provides that the Company, without the consent of the Holders of any of the Outstanding Notes, may consolidate with or merge into any other Person or convey, transfer or lease its properties substantially as an entirety to, the Company; provided that (a) the successor, transferee or lessee is organized under the laws of any United States jurisdiction; (b) the successor, transferee or lessee, if other than the Company, expressly assumes the Company's obligations under the Indenture and the Notes by means of a supplemental indenture entered into with the Trustee; (c) after giving effect to the transaction, no Event of Default and no event which, with notice or lapse of time, or both, would constitute an Event of Default, shall have occurred and be continuing; and (d) certain other conditions are met.
(Section 8.01)

      Under any consolidation by the Company with, or merger by the Company into, any other Person or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety as described in the preceding paragraph, the successor resulting from such consolidation or into which the Company is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants under the Indenture and the Notes. (Section 8.02)

Events of Default

      An Event of Default is defined in the Indenture to be a (i) default in the payment of any interest upon any of the Notes for 30 days or more after such payment is due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (ii) default in the payment of the principal of and premium, if any, on any of the Notes when due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (iii) default in the Company's obligation to provide notice of a Change in Control or default in the payment of the repurchase price in respect of any Note on the repurchase date therefor, whether or not such payment is prohibited by the subordination provisions of the Indenture; (iv) default by the Company in the performance, or breach, of any of its other covenants in the Indenture which will not have been remedied by the end of a period of 60 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes; (v) failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by the Company or a Subsidiary in excess of $3.0 million, if such indebtedness is not discharged, or such acceleration is not waived or annulled, by the end of a period of 10 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes; and (vi) certain events of bankruptcy, insolvency or reorganization of the Company or a Subsidiary. (Section 5.01)

      The Indenture provides that if an Event of Default (other than of a type referred to in clause (vi) of the preceding paragraph) shall have occurred and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may declare the principal amount of all Notes to be immediately due and payable. Such declaration may be rescinded if certain conditions are satisfied. If an Event of Default of the type referred to in clause (vi) of the preceding paragraph shall have occurred, the principal amount of the Outstanding Notes shall automatically become immediately due and payable. (Section 5.02)

      The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Notes may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee; provided that such direction is not in conflict with any rule of law or with the Indenture. The Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction. (Section 5.12)

      The Indenture contains provisions entitling the Trustee, subject to the duty of the Trustee during the continuance of an Event of Default to act with the required standard of care, to be indemnified by the Holder before proceeding to exercise any right or power under the Indenture at the request of the Holders. (Section 6.03)

      No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 5.07) However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note or of the right to convert such Note in accordance with the Indenture. (Section 5.08)

      The Indenture requires the Company to file annually with the Trustee a certificate, executed by a designated officer of the Company, stating to the best of his knowledge that the Company is not in default under certain covenants under the Indenture or if he has knowledge that the Company is in such default, specifying such default. (Section 10.04)

Modification and Waiver

      The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes, to enter into one or more supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the Holders of the Notes, except that no such modification or amendment may, without the consent of the Holders of each of the Outstanding Notes affected thereby, among other things, (i) change the Stated Maturity of the principal of or any installment of interest on any Note; (ii) reduce the principal amount thereof or any premium thereon or the rate of interest thereon; (iii) adversely affect the right of any Holder to convert any Note as provided in the Indenture; (iv) change the place of payment where, or the coin or currency in which, the principal of any Note or any premium or interest thereon is payable; (v) impair the right to institute suit for the enforcement of any such payment on or with respect to any Note on or after the Stated Maturity (or, in the case of redemption, on or after the Redemption Date); (vi) modify the subordination provisions of the Indenture in a manner adverse to the Holders; (vii) modify the redemption provisions of the Indenture in a manner adverse to the Holders;
(viii) modify the provisions of the Indenture relating to the Company's requirement to offer to repurchase Notes upon a Change in Control in a manner adverse to the Holders; (ix) reduce the percentage in principal amount of the Outstanding Notes the consent of whose Holders is required for any such modification or amendment of the Indenture or for any waiver of compliance with certain provisions of, or of certain defaults under, the Indenture; or (x) modify the foregoing requirements. (Section 9.02)

      The Holders of a majority in principal amount of the Outstanding Notes may on behalf of the Holders of all Notes waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 10.08) The Holders of a majority in principal amount of the Outstanding Notes may on behalf of the Holders of all Notes waive any past default under the Indenture and its consequences, except a default in the payment of the principal of or any premium or interest on any Note or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Note affected. (Section 5.13)

Subordination

      The payment of the principal of and premium, if any, and interest on the Notes will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. When there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon, or provision for such payment in money or money's worth, before the Holders of the Notes will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Notes. (Section 12.02) No payments on account of principal of, premium, if any, or interest on the Notes or on account of the purchase or acquisition of Notes may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness or if any judicial proceeding is pending with respect to any such default. (Section 12.03)

      By reason of such subordination, in the event of insolvency, creditors of the Company who are not holders of Senior Indebtedness (including Holders of the Notes) may recover less, ratably, than holders of Senior Indebtedness.

      "Senior Indebtedness" is defined in the Indenture as the principal of and premium, if any, and interest on all indebtedness of the Company for money borrowed, other than the Notes, whether outstanding on the date of execution of the Indenture or thereafter created, incurred, guaranteed or assumed, except such indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it (i) is junior in right of payment to the Notes or any other indebtedness of the Company or (ii) ranks pari passu in right of payment to the Notes. The term "indebtedness for money borrowed" when used with respect to the Company is defined to mean (i) any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) all obligations of the Company with respect to interest rate hedging arrangements to hedge interest rates relating to Senior Indebtedness of the Company, (iii) any deferred payment obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument, and (iv) any obligation of, or any such obligation guaranteed by, the Company for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Company under generally accepted accounting principles.

      The Company and its subsidiary expect from time to time to incur additional indebtedness. The Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness or additional indebtedness of the Company's subsidiaries. See "Risk Factors--Subordination."

Defeasance

      The Indenture provides that (A) if applicable, the Company will be discharged from any and all obligations in respect of the Outstanding Notes (except for certain obligations to register the transfer or exchange of Notes, to replace stolen, lost or mutilated Notes, to provide for conversion of the Notes, to maintain paying agents and hold moneys for payment in trust, to comply with the Registration Rights Agreement, and to repurchase Notes in the event of a Change in Control) or (B) if applicable, the Company may decide not to comply with certain restrictive covenants, but not including the obligations to provide for conversion of the Notes, to comply with the Registration Rights Agreement, or repurchase Notes in the event of a Change in Control, and that such omission will not be deemed to be an Event of Default under the Indenture and the Notes, in the case of either clause (A) or (B), upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of, interest on the Outstanding Notes. With respect to clause (B), the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants above will remain in full force and effect. Such trust may only be established if, among other things (i) with respect to clause (A), the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of counsel to the Company provides that Holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (B), the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Event of Default (or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default) shall have occurred or be continuing; (iii) the Company has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940, as amended; and
(iv) certain other customary conditions precedent are satisfied. (Article XV)

Regarding the Trustee

      First Union National Bank is the Trustee under the Indenture.

Governing Law

      The Indenture and the Notes are governed by and construed in accordance with the laws of the State of New York. (Section 1.12)

                          DESCRIPTION OF CAPITAL STOCK

      The following description summarizes certain provisions of the Articles of Incorporation and Bylaws. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Articles of Incorporation and the Bylaws of the Company.

General

      The Articles of Incorporation provide for the authorization of 30,000,000 shares of Common Stock and 1,000,000 shares of serial Preferred Stock.

Common Stock

      All of the issued and outstanding shares of Common Stock are fully paid and nonassessable. Each holder of shares of Common Stock is entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. There are no cumulative voting rights. The holders of Common Stock are entitled to dividends and other distributions as may be declared from time to time by the Board of Directors out of funds legally available therefor, if any.

      Upon the liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock would be entitled to share ratably in the distribution of all of the Company's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding Preferred Stock as described below. The holders of Common Stock have no preemptive or other subscription rights to purchase shares of stock of the Company, nor are such holders entitled to the benefits of any redemption or sinking fund provisions.

Preferred Stock

      The Articles of Incorporation authorize the Board of Directors to create and issue one or more series of Preferred Stock and determine the rights and preferences of each series, to the extent permitted by the Articles of Incorporation and applicable law. Among other rights, the Board of Directors may determine, without the further vote or action by the Company's stockholders, (i) the number of shares constituting the series and the distinctive designation of the series; (ii) the dividend rate on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series; (iii) whether the series shall have voting rights, in addition to the voting rights provided and by law and, if so, the terms of such voting rights;
(iv) whether the series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (v) whether or not the shares of that series shall be redeemable or exchangeable, and, if so, the terms and conditions of such redemption or exchange, as the case may be, including the date or dates upon or after which they shall be redeemable or exchangeable as the case may be, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (vi) whether the series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund and (vii) the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company and the relative rights or priority, if any, of payment of shares of the series. Except for any difference so provided by the Board of Directors, the shares of all series of Preferred Stock will rank on a parity with respect to the payment of dividends and to the distribution of assets upon liquidation.

Registration Rights

      Poly Ventures, Limited Partnership ("Poly Ventures"), BEA Associates ("BEA"), Chase Manhattan Capital Corporation ("Chase"), and Mitsubishi Corporation, Mitsubishi Heavy Industries, Ltd., Mitsubishi International Corporation, MTBC Finance, Inc., Japan Airlines Company, Ltd., Shimizu Corporation, Toyo Engineering Corporation, and certain other corporate stockholders (collectively, the "Mitsubishi and Other Registration Rights Holders" and, together with Poly Ventures, BEA and Chase, the "Institutional Registration Rights Holders") have been granted by the Company demand and incidental registration rights in connection with their prior acquisition of securities of the Company, subject to certain conditions.

       In general, Poly Ventures and BEA, or each of their permitted transferees, have the right, on up to two occasions, to cause the Company to register their holdings of Common Stock under the Securities Act (such right being referred to as a "demand registration right"). Poly Ventures, BEA and Chase, or each of their permitted transferees, are also entitled, if the Company determines to file a registration statement covering any of its securities under the Securities Act, other than a registration statement relating solely to employee benefit plans or a Rule 145 transaction under the Securities Act, to require the Company to use its best efforts to include a requested amount of their shares of Common Stock in the Company's registered offering (such right being referred to as an "incidental registration right"), subject to certain marketing restrictions determined by the managing underwriter, if any. The Mitsubishi and Other Registration Rights Holders, or each of their permitted transferees, have the right during the period from the closing of the Company's initial public offering through the ten-year anniversary thereof, to make two demand registration requests to the Company and have the right to an unlimited number of incidental registration requests during such period, subject to conditions similar to those relating to registrations on behalf of Poly Ventures, BEA and Chase. The incidental registration rights granted to Chase are subordinate to those granted to Poly Ventures, BEA, and the Mitsubishi and Other Registration Rights Holders.

      The Company is required to bear all registration expenses (other than underwriting discounts and commissions) and has agreed to indemnify the Institutional Registration Rights Holders against, and provide contribution with respect to, certain liabilities under the Securities Act in connection with incidental and demand registrations.

      The Company has also granted incidental registration rights to the holders of Company warrants (the "Warrant Holders"). The Warrant Holders are entitled to include their shares of Common Stock in the Company's registered offerings on an unlimited number of occasions. A Warrant Holder's request for an incidental registration will be limited on a pro rata basis if the managing underwriter of the securities to be sold by the Company or by any person exercising demand registration rights in connection with such registration determines that the inclusion of the shares of Common Stock exercised by a Warrant Holder would have an adverse effect on the Offering. The Warrant Holders are entitled to similar indemnification and expense rights as the Institutional Registration Rights Holders. The number of shares of Common Stock issuable upon exercise of the warrants and the exercise price thereof are subject to adjustment upon specified dilutive issuances by the Company.

Articles of Incorporation and Bylaws

      The rights of the Company's shareholders are governed by the Washington Business Act, the Articles of Incorporation and the Bylaws. Certain provisions of the Articles of Incorporation and the Bylaws, which are summarized below, may discourage or make more difficult a takeover attempt that a shareholder might consider in its best interest. Sums provisions may also adversely affect the prevailing market price for the Common Stock. See "Risk Factors--Control by Management and Anti-Takeover Considerations."

      Preferred Stock. The Board of Directors has the authority, without action by the Company's shareholders, rights, privileges and preferences of and to issue up to 1,000,000 shares of Preferred Stock. The issuance of such Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of the Common Stock, including the loss of voting control to others. Following the closing of the Offering, there will be no shares of Preferred Stock issued and outstanding and the Company currently has no plans to issue any shares of Preferred Stock.

      No Shareholder Action by Written Consent; Special Meetings. The Articles of Incorporation and Bylaws prohibit shareholders from taking action by written consent in lieu of an annual or special meeting. In addition, special meetings of shareholders may only be called by the Chairman of the Board, the President, or a majority of the Board of Directors. Special meetings may not be called by shareholders.

      Advance Notice Requirements for Shareholder Proposals. The Bylaws establish advance notice procedures with regard to shareholder proposals. These procedures provide that the notice of shareholder proposals must be received by the Company no later than (i) with respect to an annual meeting of shareholders, 60 days prior to the anniversary date of the immediately preceding annual meeting of shareholders and (ii) with respect to a special meeting of shareholders, no later than the close of business on the tenth day following the date on which notice of such meeting is first sent or given to shareholders. Each shareholder proposal must set forth certain information as specified in the Bylaws.

Anti-Takeover Effects of Washington Law

      Washington law contains certain provisions that may have the effect of delaying or discouraging a takeover of the Company. Chapter 23B.17 of the Washington Business Act prohibits, subject to certain exceptions, a merger, share exchange, sale of assets or liquidation of a corporation involving an "Interested Shareholder" (defined generally as a person or affiliated group of persons acting in concert or under common control that beneficially owns 20% or more of the outstanding voting shares of the corporation) unless a majority of disinterested directors determines that the price of the stock offered by the interested shareholder is fair, a majority of disinterested directors approves the transaction, or the holders of two-thirds of the votes of each voting group entitled to vote separately on the transaction, excluding the votes of the Interested Shareholder, approve the transaction. Chapter 23B.19 of the Washington Business Act prohibits a corporation, with certain exceptions, from engaging in certain "significant business transactions" with a person or group of persons that beneficially owns 10% or more of the corporation's outstanding voting securities for a period of five years after such an acquisition unless a majority of the Company's directors approves, prior to the acquisition date, either the significant business transaction or the purchase of shares made by the acquiring person or group of persons acting in concert or under common control on the acquisition date. The prohibited significant business transactions include, among others, a merger with, disposition of assets to, or issuance or redemption of stock to or from such person or groups of persons, or allowing such person or group of persons to receive any disproportionate benefit as a shareholder. These provisions may have the effect of delaying, deterring or preventing a change in control of the Company.

Nasdaq National Market Listing

      The Common Stock trades on the Nasdaq National Market under the trading symbol "SPAB."

Transfer Agent and Registrar

      The transfer agent and registrar for the Common Stock is the American Stock Transfer and Trust Company.

                             SELLING SECURITYHOLDERS

      The following table sets forth information concerning the aggregate principal amount of Notes beneficially owned by each Selling Securityholder, as of November 7, 1997, and the number of shares of Common Stock issuable upon conversion of Notes held thereby, which may be offered from time to time pursuant to this Prospectus. Other than their ownership of the Company's Common Stock, none of the Selling Securityholders has had any material relationship with the Company within the past three years. The table below has been prepared on the basis of information furnished to the Company by DTC and/or by or on behalf of the Selling

Securityholders. Any or all of the Notes or shares of Common Stock listed below may be offered for sale by the Selling Securityholders from time to time.


                                                   Underlying
                                                    Shares of
                   Principal                      Common Stock
                   Amount of                      or Additional    Percentage of
                     Notes                          Shares of       Common Stock
                 Beneficially     Percentage of   Common Stock     Outstanding
                Owned That May        Notes        That May Be      After the
    Name (1)       Be Sold        Outstanding        Sold (2)      Offering (3)
--------------- -------------- ----------------- --------------- ---------------

Roanoke College      $250,000         *                18,348          *

Van Loben Sels       $250,000         *                18,348          *
 Foundation

Zazove               $250,000         *                18,348          *
Convertible Fund,
L.P.

HBK Finance L.P.     $250,000         *                18,348          *

HBK Securities       $250,000         *                18,348          *
Ltd.

Franklin Value       $1,000,000       1.6              73,394          *
Fund

Franklin Investors   $5,000,000       7.9             366,972         3.2
Securities Trust --
Convertible
Securities Fund

Dean Witter          $4,000,000       6.3             293,577         2.6
Convertible
Securities Trust

Bancroft             $705,000         1.1              51,743          *
Convertible Fund,
Inc.

Ellsworth            $700,000         1.1              51,376          *
Convertible
Growth and
Income Fund Inc.


                                                   Underlying
                                                    Shares of
                   Principal                      Common Stock
                   Amount of                      or Additional    Percentage of
                     Notes                          Shares of       Common Stock
                 Beneficially     Percentage of   Common Stock     Outstanding
                Owned That May        Notes        That May Be      After the
    Name (1)       Be Sold        Outstanding        Sold (2)      Offering (3)
--------------- -------------- ----------------- --------------- ---------------


OCM Convertible     $1,480,000       2.3            108,623           *
 Trust

OCM Convertible     $250,000         *               18,348           *
 Limited
 Partnership
                                     1.7             78,532           *
Delta Air Lines     $1,070,000
 Master Trust

 State Employees    $445,000         *               32,660           *
Retirement Plan of
  the State of
    Delaware

  State of          $1,665,000       2.6            122,201           1.1
 Connecticut
   Combined
Investment Funds

   Vanguard         $985,000         1.6             72,293           *
  Convertible
Securities Fund,
     Inc.
                                                     41,100           *
Hughes Aircraft     $560,000         *
 Company Master
Retirement Trust
                                                     15,779           *
   Partner          $215,000         *
 Reinsurance
 Company Ltd.

   Chrysler         $1,075,000       1.7             78,899           *
  Corporation
Master Retirement
    Trust

                                                   Underlying
                                                    Shares of
                   Principal                      Common Stock
                   Amount of                      or Additional    Percentage of
                     Notes                          Shares of       Common Stock
                 Beneficially     Percentage of   Common Stock     Outstanding
                Owned That May        Notes        That May Be      After the
    Name (1)       Be Sold        Outstanding        Sold (2)      Offering (3)
--------------- -------------- ----------------- --------------- ---------------

  Investment         $3,000,000      4.7             220,183         1.9
Counselors of
  Maryland

 Unnamed holders
 of Notes or any
future transferees,  $39,850,000     63              2,924,770        21
pledgees, donees or
 successors of or
  from any such
unnamed holders(4)



-----------------
* Less than 1%


(1) The Selling Securityholders and the amount of Notes held by them are set forth herein as of November 7, 1997 and will be updated as required.
(2) Assumes conversion of the full amount of Notes held by such holder at the initial rate of $13.625 in principal amount of Notes per share of Common Stock. The conversion rate and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes - Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.
(3) Based upon 11,146,237 shares of Common Stock outstanding as of September 30, 1997, treating as outstanding the total number of shares of Common Stock shown as being issuable upon the assumed conversion by the named Selling Securityholder of the full amount of such Selling Securityholder's Notes but not assuming the conversion of the Notes of any other Selling Securityholder.
(4) Assumes that the unnamed holders of the Notes or any future transferees, pledgees, donees or successors of or from any such unnamed holder do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate. No such unnamed holder may offer Notes pursuant to this prospectus until such unnamed holder is included as a Selling Securityholder in a supplement to this prospectus in accordance with the Registration Rights Agreement.


      Because the Selling Securityholders may, pursuant to this prospectus, offer all or some portion of the Notes and Common Stock they presently hold or, with respect to the Common Stock, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Common Stock since the date on which they provided the information regarding their Notes and Common Stock, in transactions exempt from the registration requirements of the Securities Act.

      Only Selling Securityholders identified above who have complied with the conditions to being included as Selling Securityholders and who beneficially own the Notes and the Common Stock set forth opposite each such Selling Securityholder's name in the foregoing table on the effective date of the Registration Statement may sell such Notes and Common Stock pursuant to this prospectus. The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in supplements to this Prospectus.

                              PLAN OF DISTRIBUTION

      The Notes and the underlying shares of Common Stock are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the date of this Prospectus. The Company and the Selling Securityholders have agreed to indemnify each other against certain liabilities arising under the Securities Act. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisors to holders of the Notes and the shares of Common Stock) in connection with the registration and sale of the securities covered by this Prospectus.

      The Company will not receive any of the proceeds from the offering of the Notes and the shares of Common Stock by the Selling Securityholders. The Company has been advised by the Selling Securityholders that the Selling Securityholders may sell all or a portion of the Notes and shares beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed, as applicable, on terms to be determined at the times of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Securityholders may from time to time offer the Notes or shares of Common Stock which may be offered hereby and beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Notes or shares of Common Stock for whom they may act as agent. Such underwriters, dealers or agents may include the Initial Purchasers of the Notes, which may perform investment banking or other services for or engage in other transactions with the Company from time to time in the future.

      The securities offered hereby may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Securityholders or by agreement between such Selling Securityholders and underwriters or dealers who receive fees or commissions in connection herewith.

      The Company's outstanding Common Stock is listed for trading on the Nasdaq National Market ("Nasdaq"), and application has been made to list the shares of Common Stock issuable upon conversion of the Notes on Nasdaq. There is no assurance as to the development or liquidity of any trading market that may develop for the Notes.

      In order to comply with the securities laws of certain states, if applicable, the securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Notes and shares of Common Stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and compliance with such requirement is effected.

      The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Notes or shares of Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which case any commissions or discounts received by such broker-dealers, agents or underwriters and any profit on the resale of the

Notes or shares of Common Stock offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a general discussion of the principal United States federal income tax considerations relevant to Holders of the Notes. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations.

      This discussion does not deal with all aspects of United States federal income taxation that may be important to holders of the Notes or shares of the Common Stock received upon conversion thereof, and it does not include any description of the tax laws of any state, local or foreign government. This discussion does not address the tax consequences to subsequent beneficial owners of the Notes, and is limited to beneficial owners who hold the Notes and the shares of Common Stock received upon conversion thereof as capital assets within the meaning of Section 1221 of the Code. Moreover, this discussion is for general information only and does not purport to address all of the United States federal income tax consequences that may be relevant to particular purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have hedged the risk of owning a Note or a share of Common Stock) that may be subject to special rules.

      For the purpose of this discussion, a "United States Holder" refers to a beneficial owner of a Note who or which is (i) a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (iii) any other person who is subject to United States federal income tax on a net income basis in respect of the Notes. The term "Non-United States Holder" refers to any beneficial owner of a Note who or which is not a United States Holder.

      PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE CONVERSION OF THE NOTES INTO SHARES OF COMMON STOCK, AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

Certain Federal Income Tax Considerations Applicable to United States Holders

      Interest on Notes. Interest paid on the Notes will be taxable to a United States Holder as ordinary interest income in accordance with such holder's method of tax accounting.

      Constructive Dividend. Certain corporate transactions, such as distributions of assets to holders of Common Stock, may cause a deemed distribution to the holders of the Notes if the conversion price or conversion ratio of the Notes is adjusted to reflect such corporate transaction. Such deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules discussed under "Dividends on Shares of Common Stock."

      Sale or Exchange of Notes or Shares of Common Stock. In general, a United States Holder of Notes will recognize gain or loss upon the sale, redemption, retirement or other disposition of the Notes measured by the difference between
(i) the amount of cash and the fair market value of any property received (except to the extent attributable to the payment of accrued interest) and (ii) the United States Holder's tax basis in the Notes. A United States Holder's tax basis in Notes generally will equal the cost of the Notes to the holder. In general, each United States Holder of Common Stock into which the Notes have been converted will recognize gain or loss upon the sale, exchange, redemption, or other disposition of the Common Stock under rules similar to those applicable to the Notes. Special rules may apply to redemption's of the Common Stock which may result in the amount paid being treated as a dividend. Assuming the requirements of Section 1221 are satisfied, the gain or loss on the disposition of the Notes or shares of Common Stock will be capital gain or loss and will be taxable at various preferential rates depending on the extent to which a United States Holder's holding period for the Notes or shares of Common Stock exceeds one year. (For the basis and holding period of shares of Common Stock, see "--Conversion of Notes.")

      Conversion of Notes. A United States Holder of Notes generally will not recognize gain or loss on the conversion of the Notes solely into shares of Common Stock. The United States Holder's tax basis in the shares of Common Stock received upon conversion of the Notes will be equal to the holder's aggregate basis in the Notes exchanged therefor (less any portion thereof allocable to cash received in lieu of a fractional share). The holding period of the shares of Common Stock received by the holder upon conversion of Notes will generally include the period during which the holder held the Notes prior to the conversion.

      Cash received in lieu of a fractional share of Common Stock should be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional shares generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional shares.

      Dividends on Shares of Common Stock. Distributions of shares on Common Stock will constitute dividends for United States federal income tax purposes to the extent of current or accumulated earnings and profits of the Company as determined under United States federal income tax principles. Dividends paid to holders that are United States corporations may qualify for the dividends-received deduction.

      To the extent, if any, that a United States Holder receives distributions on shares of Common Stock that would otherwise constitute dividends for United States federal income tax purposes but that exceed current and accumulated earnings and profits of the Company, such distributions will be treated first as a non-taxable return of capital reducing the holder's basis in the shares of Common Stock. Any such distributions in excess of the holder's basis in the shares of Common Stock will be treated as capital gain.

Certain Federal Income Tax Considerations Applicable to Non-United States
Holders

      Interest on Notes. Generally, interest paid on the Notes to a Non-United States Holder will not be subject to United States federal income tax if: (i) such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder; (ii) the Non-United States Holder does not actually or constructively own 10% or more of the total voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code (for this purpose, the holder of Notes would be deemed to own constructively the Common Stock into which it could be converted); and (iii) the beneficial owner, under penalty of perjury, certifies that the owner is not a United States person and provides the owner's name and address. If certain requirements are satisfied, the certification described in clause (iii) above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. Under United States Treasury regulations, which generally are effective for payments made after December 31, 1998, subject to certain transition rules, the certification described in clause (iii) above may also be provided by a qualified intermediary on behalf of one or more beneficial owners (or other intermediaries), provided that such intermediary has entered into a withholding agreement with the Internal Revenue Service and certain other conditions are met. A holder that is not exempt from tax under these rules will be subject to United States federal income tax withholding at a rate of 30% unless the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax). Non-United States Holders should consult applicable income tax treaties, which may provide different rules.

      Sales or Exchange of Notes or Shares of Common Stock. A Non-United States Holder generally will not be subject to United States federal income tax on gain recognized upon the sale or other disposition of the Notes or shares of Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States holder, or (ii) in the case of Non-United States Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, (a) such holder is present in the United States for 183 or more days in the taxable year and certain other circumstances are present or (b) such holder has a tax home in the United States as defined in Section 911(d)(3). If the Company is a "United States real property holding corporation," a Non-United States Holder may be subject to federal income tax with respect to gain realized on the disposition of such Notes or shares of Common Stock as if it were effectively connected with a United States trade or business and the amount realized will be subject to withholding at the rate of 10%. The amount withheld pursuant to these rules will be creditable against such Non-United States Holder's United States federal income tax liability and may entitle such Non-United States Holder to a refund upon furnishing required information to the Internal Revenue Service. Non-United States Holders should consult tax treaties, which may provide different rules.

      Conversion of Notes. A Non-United States Holder generally will not be subject to United States federal income tax on the conversion of a Note into shares of Common Stock. To the extent a Non-United States Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described above with respect to the sale or exchange of a Note or Common Stock.

      Dividends on Shares of Common Stock. Generally, any distribution on shares of Common Stock to a Non-United States Holder will be subject to United States federal income tax withholding at a rate of 30% unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, in which case the dividend will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax). Non-United States Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding or other rules different from those described above. A Non-United States Holder (and in the case of Non-United States Holders that are treated as partnerships or other fiscally transparent entities, partners, shareholders or other beneficiaries of such Non-United States Holders) may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

Information Reporting and Backup Withholding

      United States Holders. Information reporting and backup withholding may apply to payments of interest or dividends on or the proceeds of the sale or other disposition of the Notes or shares of Common Stock made by the Company with respect to certain non-corporate United States Holders. Such United States Holders generally will be subject to backup withholding at a rate of 31% unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the United States Holder's federal income tax, upon furnishing the required information to the Internal Revenue Service.

      Non-United States Holders. Generally, information reporting and backup withholding of United States federal income tax at a rate of 31% may apply to payments of principal, interest and premium (if any) to Non-United States Holders if the payee fails to certify that the holder is a Non-United States person or if the Company or its paying agent has actual knowledge that the payee is a United States person. The 31% backup withholding tax generally will not apply to dividends paid to foreign holders outside the United States that are subject to 30% withholding as discussed above or that are subject to a tax treaty that reduces such withholding.

      The payment of the proceeds on the disposition of Notes or shares of Common Stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a Non-United States Holder of Notes or shares of Common Stock to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a United States trade or business, information reporting will apply unless such broker has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary or unless the owner otherwise establishes an exemption. Both backup withholding and information reporting will apply to the proceeds from such dispositions if the broker has actual knowledge that the payee is a United States Holder.

      United States Treasury regulations, which generally are effective for payments made after December 31, 1998, subject to certain transition rules, alter the forgoing rules in certain respects. Among other things, such regulations provide presumptions under which a Non-United States Holder is subject to information reporting and backup withholding at the rate of 31% unless the Company receives certification from the holder of non-U.S. status. Depending on the circumstances, this certification will need to be provided (i) directly by the Non-United States Holder, (ii) in the case of a Non-United States Holder that is treated as a partnership or other fiscally transparent entity, by the partners, shareholders or other beneficiaries of such entity, or
(iii) certain qualified financial institutions or other qualified entities on behalf of the Non-United States Holder.

                                  LEGAL MATTERS

      The validity of the Notes and the underlying shares of Common Stock offered hereby will be passed upon for the Company by Dewey Ballantine LLP, New York, New York.


                                     EXPERTS

      The consolidated financial statements of SPACEHAB, Incorporated as of June 30, 1997 and 1996, and for the year ended June 30, 1997, the nine-month period ended June 30, 1996 and the year ended September 30, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

--------------------------------------  --------------------------------------

No dealer, salesperson or other person
has been authorized to give any
information or to make any
representation not contained in this
Prospectus and, if given or made, such
information or representation must not
be relied upon as having been
authorized by the Company or any
Initial Purchaser. This Prospectus              SPACEHAB, INCORPORATED
does not constitute an offer to sell
or a solicitation of an offer to buy
any of the securities offered hereby
in any jurisdiction to any person to
whom it is unlawful to make such offer
in such jurisdiction. Neither the
delivery of this Prospectus nor any
sale made hereunder shall, under any
circumstances, create any implication
that the information herein is correct
as of any time subsequent to the date                 $63,250,000
hereof or that there has been no           8% Convertible Subordinated Notes
material change in the affairs of the                  Due 2007
Company since such date.
                                                  4,642,202 Shares of
             ----------                              Common Stock

           TABLE OF CONTENTS

                                Page
                                ----

Available Information............  2
Incorporation of Certain
  Information by Reference.......  2
The Company......................  2
Risk Factors.....................  3
Use of Proceeds..................  9                  PROSPECTUS
Ratio of Earnings to Fixed
  Charges........................  9
Capitalization................... 10
Description of Notes............. 11
Description of Capital Stock..... 21
Selling Securityholders.......... 23
Plan of Distribution............. 27
Certain United States Federal
  Income Tax Considerations...... 28
Legal Matters.................... 31
Experts.......................... 31

--------------------------------------  --------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution.

      The following table sets forth the estimated expense payable by the Registrant in connection with the sale and distribution of the Notes:

SEC Registration Fee                       $ 18,658.75
Accounting Fees                              25,000.00
Fees and Expenses of Counsel                 35,000.00
Miscellaneous                                10,000.00
                                           -----------
      Total                                $ 88,658.75

Item 15. Indemnification Of Directors And Officers.

      Liability Limitation. The Company's Articles of Incorporation and Bylaws provide that a director or officer of the Company shall not be personally liable to it or its stockholders for monetary damages to the fullest extent permitted by the Washington Business Act. In accordance with the Washington Business Act, the Articles of Incorporation do not eliminate or limit the liability of a director or officer for acts or omissions that involve intentional misconduct by a director or officer or a knowing violation of law by a director or officer for voting or assenting to an unlawful distribution, or for any transaction from which the director or officer will personally receive a benefit in money, property, or services to which the director or officer is not legally entitled. The Washington Business Act does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's or officer's breach of his duty of care. Any amendment to these provisions of the Washington Business Act will automatically be incorporated by reference into the Articles of Incorporation, without any vote on the part of its stockholders, unless otherwise required.


      Indemnification Agreements. Separate indemnification agreements between the Company and each of its directors amd senior officers provide that the Company will indemnify the directors and officers against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of the Company) to which any of them is, or is threatened to be, made a party by reason of their status as a director, officer or agent of the Company, or serving at the request of the Company in any other capacity for or on behalf of the Company; provided that (i) such director or officer acted in good faith and in a manner at least not opposed to the best interest of the Company, (ii) with respect to any criminal proceedings had no reasonable cause to believe his or her conduct was unlawful, (iii) such director or officer is not finally adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company, unless the court views in light of the circumstances the director or officer is nevertheless entitled to indemnification, and (iv) the indemnification does not relate to any liability arising under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the rules or regulations promulgated thereunder. With respect to any action brought by or in the right of the Company, directors and senior officers may also be indemnified, to the extent not prohibited by applicable laws or as determined by a court of competent jurisdiction, against expenses actually and reasonably incurred by them in connection with such action if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company.


Item 16. Exhibits.

      See the Exhibit Index at page E-l of this Registration Statement.

Item 17. Undertakings.

      (1) The undersigned Registrant hereby undertakes:

            (a) To file, during the period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

            (ii) To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement

            (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (2) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relay to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expresses in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vienna and Commonwealth of Virginia, as of the fifteenth day of January, 1998.


                             SPACEHAB, INCORPORATED

                                    By:     /s/ Shelley A. Harrison
                                            -----------------------------
                                            Shelley A. Harrison


                                            Chairman of the Board and CEO


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 15, 1998.




          Signature                        Title                     Date
          ---------                        -----                     ----

     /s/ Shelley A. Harrison      Chairman of the Board and    January 15, 1998
     -----------------------      Chief Executive Officer
      Shelley A. Harrison         (Principal Executive Officer)

    /s/ Margaret E. Grayson       Vice President of Finance,   January 15, 1998
    ------------------------      Treasurer and Assistant
       Margaret E.Grayson         Secretary (Principal
                                  Financial and Accounting
                                         Officer)

      /s/ Hironori Aihara*        Director                     January 15, 1998
   -------------------------
        Hironori Aihara

------------------------------------------------------------------------------
      /s/ Robert A. Citron*                  Director         January 15, 1998
      ---------------------
        Robert A. Citron

      /s/ Edward E. David*                   Director         January 15, 1998
      --------------------
      Edward E. David, Jr.

        /s/ Shi H. Huang*                    Director         January 15, 1998
        -----------------
          Shi H. Huang

       /s/ Chester M. Lee*                   Director         January 15, 1998
       -------------------
         Chester M. Lee

     /s/ Gordon S. Macklin*                  Director         January 15, 1998
     ----------------------
       Gordon S. Macklin

       /s/ Brad M. Meslin*                   Director         January 15, 1998
       -------------------
         Brad M. Meslin

        /s/ Udo Pollvogt*                    Director         January 15, 1998
        -----------------
          Udo Pollvogt

      /s/ Alvin L. Reeser*                   Director         January 15, 1998
      --------------------
        Alvin L. Reeser

     /s/ James R. Thompson*                  Director         January 15, 1998
     ----------------------
       James R. Thompson

     /s/ Giuseppe Viriglio*                  Director         January 15, 1998
     ----------------------
       Giuseppe Viriglio

                                EXHIBIT INDEX





 Exhibit                          Description of Documents
 -------                          ------------------------


  *3.1 Amended and Restated Articles of Incorporation of SPACEHAB, Incorporated (the "Registrant").

  *3.2                 Amended and Restated Bylaws of the Registrant.

  *4.1                 Indenture, dated October 15, 1997.

  *4.2 Registration Rights Agreement, dated October 15, 1997, by and among the Company and Credit Suisse First Boston Corporation, CIBC Wood Gundy Securities Corp. and Oppenheimer & Co. Inc.

  *5.1                 Opinion of Dewey Ballantine LLP with respect to validity

 *12.1                 Statements with respect to the computation of ratios.

 *23.1 Consent of Dewey Ballantine LLP is included in its opinion filed as Exhibit 5.1 hereto.

  23.2                 Consent of KPMG Peat Marwick LLP.

 *24.1                 Powers of Attorney, included on signature page.

 *25.1                 Statement of Eligibility of the Trustee on Form T-1

 ___________

 * Previously filed.








                                     E-1